Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-8 of Worthington Industries, Inc. of our report dated February 16, 2023, with respect to the consolidated financial statements of Worthington Armstrong Venture, which report appears in Exhibit 99.1 in the May 31, 2022 annual report on Form 10-K of Worthington Industries, Inc. incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 11, 2023